Exhibit 99.1

For Immediate Release

TerreStar Announces New Members of Its Expanded Board of Directors

RESTON, VA – February 21, 2008 – TerreStar Corporation (NASDAQ:TSTR) and its majority owned subsidiary, TerreStar Networks Inc. which is building the nation's first integrated mobile satellite-terrestrial (MSS/ATC) communications network, announced today that they have appointed three veteran executives to the Board of Directors of both companies.

As a result of a recently announced strategic investment by EchoStar Corporation (NASDAQ: SATS), Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund LP (collectively, Harbinger), both the TerreStar Corporation and TerreStar Networks Inc. Board of Directors have expanded to eight members, and EchoStar and Harbinger have each nominated new members to each board.

New members joining both boards include:

▪	Eugene I. Davis, Chairman and Chief Executive Officer, Pirinate Consulting Group, LLC
▪	Dean Olmstead, President, Satellite Services, EchoStar Corporation
▪	David J. Rayner, Chief Administrative Officer, EchoStar Corporation

“We are very pleased that these three high caliber individuals have joined the TerreStar Corporation and TerreStar Networks boards,” stated William M. Freeman Chairman of the Board, TerreStar Corporation. “Eugene Davis brings to TerreStar extensive financial, operating and management expertise; and Dean Olmstead and David Rayner bring deep satellite experience, immense experience with capital intensive ventures with strong commercial relationships in the technology community.”

“The combined experience, insight and leadership of these impressive new additions to the TerreStar Corporation and TerreStar Networks boards will help drive long-term shareholder value and help guide the Company toward operational launch,” added Robert H. Brumley, TerreStar Networks Chief Executive Officer and President.

Mr. Davis is Chairman and Chief Executive Officer of Pirinate Consulting Group, LLC, a private consulting firm specializing in mergers and acquisitions and strategic planning advisory services. Mr. Davis also serves as chairman of the board of directors of Atari Inc. (NASDAQ: ATAR) as well as a director for Delta Air Lines Inc. (NYSE: DAL), Ion Media Networks (AMEX: ION) and Knology Broadband Inc. among others.

Mr. Olmstead is the President of Satellite Services for EchoStar Corporation. Before joining EchoStar in January 2008, Mr. Olmstead served as an advisor to Loral Space & Communications on strategic and growth opportunities for its satellite service businesses and served on its board of directors. Additionally, he was President of Arrowhead Global Solutions, President and CEO of SES Americom and held leadership positions with DirecTV Japan, NASA and the U.S. State Department.

Mr. Rayner was recently promoted to Chief Administrative Officer of EchoStar Corporation. Prior to that, Mr. Rayner served as Executive Vice President of Installation Services and had previously held the position of Chief Financial Officer of EchoStar Communications Corporation. Before joining EchoStar, in December 2004, Mr. Rayner served as Senior Vice President and Chief Financial Officer of Time Warner Telecom in Denver. From February 1997 to May 1998, Rayner served as Vice President of Finance for Time Warner Telecom, and he was Controller for that company from May 1994 to February 1997. From 1982 to 1994, Rayner also held various financial and operational management positions with Time Warner Cable.

As a result of the restructured boards, David Andonian has resigned from the TerreStar Networks board.

“David Andonian's many contributions to TerreStar Networks over the years as director have helped us immensely,” said Brumley. “His insights, drive, and determination have enabled TerreStar to reach many important milestones. We look forward to his continued support and advice on the TerreStar Corporation board."

About TerreStar Corporation

TerreStar Corporation is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd., and a shareholder of SkyTerra Communications. For additional information on TerreStar Corporation, please visit the company's website at www.terrestarcorp.com.

About TerreStar Networks Inc.

TerreStar, a majority-owned subsidiary of TerreStar Corporation (NASDAQ: TSTR), plans to build, own and operate North America's first 4G integrated mobile satellite and terrestrial communications network that will provide universal access and tailored applications throughout North America over conventional wireless devices. TerreStar expects to be the first to offer customer-designed products and applications over a fully optimized 4G IP network.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

Investor Contact: Robert Siegel TerreStar Corporation 703.483.7802 robert.siegel@terrestar.com	Media Relations: Didi Blackwood TerreStar Networks 703.483.7824 dblackwood@terrestar.com